Confidential Execution Version 1 US-DOCS\167157721.13 SECOND AMENDMENT TO LICENSE AGREEMENT THIS SECOND AMENDMENT TO LICENSE AGREEMENT (“Amendment No. 2”) is entered into on the Amendment No. 2 Effective Date (as defined below), by and between NEWSOARA BIOPHARMA CO., LTD., a company organized under the laws of China, having a business address at Building 10, No.860, Xinyang Road, LinGang New District Area, Shanghai, China (“Newsoara”), and VTV THERAPEUTICS LLC, a limited liability company organized under the laws of Delaware, having a business address at 3980 Premier Drive, Suite 310, High Point, NC 27265 (“vTv”). WHEREAS, Newsoara and vTv previously entered into that certain License Agreement on the 31st day of May 2018, as amended by a First Amendment on the 11th day of November 2020 (“Amendment No. 1”) and a Second Amendment on the 26th day of June 2024 (“Prior Amendment No. 2”) (collectively, the “Agreement”); WHEREAS, the Prior No. 2 Amendment became null and void ab initio, as a result of Newsoara’s failure to timely pay either or both of the First Global Rights Fee and the Second Global Rights fee pursuant to clause 3 of the Prior No. 2 Amendment; and WHEREAS, the Parties and cAMPfield Therapeutics, Inc. (“cAMPfield”) are parties to that certain Letter Agreement, dated January 30, 2026 (“Letter Agreement”), pursuant to which the Parties agree to amend certain terms and conditions of the Agreement, and the Parties desire to amend the Agreement in accordance with the terms and conditions set forth herein. NOW, THEREFORE, based on the foregoing premises and the mutual covenants and obligations set forth below, the Parties agree as follows: 1. Voiding of Prior Amendment No. 2. a. The Parties hereby confirm that the Prior Amendment No. 2 became null and void ab initio pursuant to the terms of Prior Amendment No. 2 and shall have no force or effect, and this new Amendment No. 2 shall take effect. 2. Additional Amendments. Pursuant to the Letter Agreement and effective immediately upon vTv’s receipt of Twenty Million Dollars ($20,000,000) thereunder (the date of vTv’s receipt of such amount, the “Amendment No. 2 Effective Date”): a. Section 1.56. Section 1.56 shall be amended and restated in its entirety to read as follows: “1.56 “SDA”. SDA means the National Medical Products Administration, including any of its predecessor, successor agency and local counterparts in Mainland China.”

2 US-DOCS\167157721.13 b. Section 1.60. Section 1.60 shall be amended and restated in its entirety to read as follows: “1.60 “Territory”. Territory means all countries and regions of the world.” c. New Defined Terms. The following terms are hereby added to Article I of the Agreement and defined as follows: ““Amendment No. 2 Effective Date” shall have the meaning as set forth in Amendment No. 2. “Change of Control” means, with respect to a Party: (a) a merger or consolidation of such Party with a Third Party that results in the voting securities of such Party outstanding immediately prior thereto, or any securities into which such voting securities have been converted or exchanged, ceasing to represent more than fifty percent (50%) of the combined voting power of the surviving entity or the parent of the surviving entity immediately after such merger or consolidation; (b) a transaction or series of related transactions in which a Third Party, together with its Affiliates, becomes the beneficial owner of more than fifty percent (50%) of the combined voting power of the outstanding securities of such Party; or (c) the sale or other transfer to a Third Party of all or substantially all of such Party’s business or assets to which this Agreement relates (such Third Party and the Third Party’s Affiliates prior to the effective date of such transaction described in clauses (a), (b) or (c), a “Acquiror”). “EU” shall mean any of the European Union member states as of the applicable time during the Term, and in any event including the United Kingdom, France, Germany, Italy and Spain. “EMA” shall mean the European Medicines Agency in Europe and any successor agency. “Greater China” shall mean, for the purpose of this Agreement, (i) Mainland China, (ii) Hong Kong, (iii) Macau, and (iv) Taiwan. “Indication” shall mean a specific disease or medical condition in humans that is intended to be included as a discrete use (as opposed to a variant or subdivision or subset thereof) in the labeling of a Product. For clarity, the following shall not be considered a different or distinct Indications: (a) different lines of therapy (e.g., first line and second line treatments) for the same disease or medical condition; (b) different symptom domains or domains of impairment of the same disease or medical condition or different stages of the same disease or medical condition; (c) biomarker status with respect to a disease; (d) variants, subdivisions or subclassifications of a disease or medical condition; (e) diagnosis, treatment, modulation, prophylaxis and cure of a disease or medical condition; (f) treatment as monotherapy and treatment in combination with another product for the same disease or medical condition; or (g) different patient populations for the same disease or medical condition.

3 US-DOCS\167157721.13 “Original Territory” shall mean, for the purpose of this Agreement, (i) Mainland China, (ii) Hong Kong, (iii) Macau, (iv) Taiwan, (v) Thailand, (vi) Vietnam, (vii) Indonesia, (viii) Malaysia, (ix) Philippines, (x) Singapore, (xi) Myanmar (Burma), (xii) Cambodia, (xiii) Laos, (xiv) Brunei, and (xv) South Korea. “Region” shall mean each country, provided that for purposes of this Agreement, Mainland China, Hong Kong, Macau, and Taiwan shall each be considered to be a separate Region and solely for purposes of Sections 11.2 and 11.3, “Region” shall mean each of (A) the Americas, (B) Europe, (C) Asia-Pacific excluding Mainland China, (D) Sub-Saharan Africa, (E) the Middle East, and (F) Mainland China.” “Segregate” means, with respect to any given Competing Product, to segregate all activities directed to the Development, Manufacture, Commercialization or other exploitation of such Competing Product (collectively, “Competing Activities”) from all activities directed to the Development, Manufacture, Commercialization or other exploitation of any and all of the Compounds and Products (including any activities under this Agreement) (collectively, “Segregated Activities”), by: (i) ensuring that no personnel substantively involved in conducting or making decisions regarding any Competing Activities (“Competing Program Personnel”) are involved in the conduct of or decision-making regarding any Segregated Activities or otherwise have access to plans or information relating to any Segregated Activities; (ii) ensuring that no personnel substantively involved in conducting or making decisions regarding any Segregated Activities are involved in the conduct of or decision- making regarding any Competing Activities or otherwise have access to plans or information relating to any Competing Activities; (iii) adopting reasonable technical and administrative safeguards and procedures to prevent (x) the use of any vTv Intellectual Property, Newsoara Know-How or Newsoara Patent Rights (the “Segregated Information”), in each case, in any Competing Activities or (y) any access by any Competing Program Personnel to any Segregated Information; (iv) requiring Competing Program Personnel to recuse themselves from all interactions between the Parties and all discussions relating to this Agreement; and (v) using diligent efforts to monitor and maintain compliance with the foregoing in clauses (i) through (iv); provided that in each case (i) through (iv), management personnel who do not immediately direct or are not otherwise directly involved in the day-to-day activities for any Competing Activities or Segregated Activities may (A) review and evaluate plans and information regarding both Competing Activities and Segregated Activities and (B) have access to Segregated Information, in each case (A) and (B) in connection with monitoring the progress of products and programs and portfolio decision-making.

4 US-DOCS\167157721.13 d. Section 2.1(c). Section 2.1(c) shall be amended and restated as follows: “(c) (Intentionally Omitted).” e. Section 2.1(d). Section 2.1(d) shall be amended and restated as follows: “(d) Right of Reference. vTv hereby grants to Newsoara and its Related Parties a right of reference to all Regulatory Filings pertaining to the Product in the Field submitted by or on behalf of vTv and/or its Related Parties, as applicable. Newsoara and its Related Parties may use such right of reference to vTv’s and its Related Parties’ Regulatory Filings in the Field solely for the purpose of seeking, obtaining and maintaining Regulatory Approval of the Product in the Field in the Territory.” f. Sections 2.4(a) and 2.4(b). Sections 2.4(a) and 2.4(b) shall be amended and restated as follows: “(a) Beginning on the Effective Date and until ten (10) years after the Amendment No. 2 Effective Date, neither Newsoara nor any of its Affiliates shall, alone or in collaboration with any other Person, Commercialize any Competing Product in the Territory, or grant a license to any other Person to Commercialize any Competing Product in the Territory. (b) If Newsoara, either directly or through any Subsidiary, acquires a Competing Product that has received Regulatory Approval anywhere in the Territory, the sale or distribution of which would violate Section 2.4(a), through an acquisition, whether by merger, purchase of assets or equity, or otherwise, of the whole or substantially the whole of the business or assets of a Third Party, Newsoara shall, within ninety (90) days after the date of Newsoara’s board approval of such acquisition, notify vTv of such acquisition. Newsoara shall use Commercially Reasonable Efforts to (i) identify a Third Party purchaser to whom Newsoara will divest its interest in such Competing Product and (ii) enter into a definitive agreement with such Third Party for such divestiture within twelve (12) months after the closing of Newsoara’s acquisition thereof. So long as Newsoara uses Commercially Reasonable Efforts to divest the Competing Product in accordance with this Section 2.4(b), such acquisition shall not be deemed a violation of Section 2.4(a).” g. Section 2.4(d). The following new Section 2.4(d) shall be added to Section 2.4 immediately following Section 2.4(c) therein: “(d) (i) If Newsoara or its Affiliate undergoes a Change of Control with an Acquiror and such Acquiror is Developing or Commercializing a Competing Product, then such Acquiror may continue to conduct Development or Commercialization of such Competing Product, and, Newsoara will not be in violation of its obligations set forth in Section 2.4(a) as a result of such Development or Commercialization, so long as Newsoara, the Acquiror,

5 US-DOCS\167157721.13 and their respective Affiliates comply with the terms of Section 2.4(d)(ii) with respect to such Competing Product. (ii) As a condition of any right of any Acquiror of Newsoara to Develop or Commercialize any applicable Competing Product, Newsoara, its Acquiror and their respective Affiliates will ensure that (a) no vTv Intellectual Property or Newsoara Patent Rights or Newsoara Know-How is used by or on behalf of Newsoara, its Acquiror, or their respective Affiliates in the Development, Manufacture, or Commercialization of any Competing Product, and (b) Newsoara, its Acquiror and their respective Affiliates Segregate the Competing Activities. h. Section 2.6. Section 2.6 shall be amended and restated as follows: “2.6 Regulatory Filings. For the purpose of this Agreement, Newsoara shall be responsible for, and be the owner of all Regulatory Filings in any Region of the Territory in connection with the Compound or Products. Newsoara will and will require its Related Parties to keep vTv informed of regulatory developments related to the Products in the Territory and will promptly notify vTv in writing of any decision by a Regulatory Authority in the Territory regarding any Product. Newsoara will and will require its Related Parties to notify vTv of any Regulatory Filings submitted to or received from any Regulatory Authority in the Territory and will provide vTv copies thereof (along with a brief summary in English if the original language is not English) within ten (10) days after submission or receipt. vTv will notify Newsoara of any Regulatory Filings of vTv or its Related Parties submitted to or received from any Regulatory Authority outside the Territory and will provide Newsoara copies thereof (along with a brief summary in English if the original language is not English) within five (5) days after submission or receipt.” i. Section 3.1. Section 3.1 shall be amended and restated as follows: “3.1 General. From and after the Effective Date, and subject to the terms of this Agreement, including the requirements of ARTICLE V, Newsoara shall be solely responsible for the Development of Compounds and Products in the Field in the Territory, including all costs and expenses relating thereto.” j. Section 3.2. Section 3.2 shall be amended and restated as follows: “3.2 Alliance Manager. Each Party shall appoint a person(s) who shall oversee contact between the Parties for all matters related to Development of Compounds and/or Products and shall have such other responsibilities as the Parties may agree in writing after the Effective Date (each, an “Alliance Manager”). Each Party may replace its Alliance Manager at any time by notice in writing to the other Party.” For clarity, all references to JDC elsewhere in the Agreement shall become references to the Parties.

6 US-DOCS\167157721.13 k. Section 3.3. Section 3.3 shall be amended and restated as follows: “3.3 Exchange of Information Regarding Development. At least once each Calendar Quarter during the Term, Newsoara shall and shall require its Related Parties to provide vTv with a reasonably detailed report describing Development activities and the summary results thereof with respect to all Compounds and Products in the Territory. Further, at least once per Calendar Year during the Term, Newsoara shall and shall require its Related Parties to provide vTv with a summary of its Development plans for the Compounds and Products, including all indications for which Newsoara or any Related Party intends to Develop such Compounds and Products, and the expected initiation of any clinical study of a Product. Without limiting the generality of the foregoing, promptly upon request by vTv, Newsoara shall answer any reasonable questions from vTv regarding such activities relating to the Development of Compounds and Products in the Field. In satisfying the obligations under this Section 3.3, each Party shall comply with all applicable data privacy Laws.” l. Section 3.4. Section 3.4 shall be amended and restated as follows: “3.4 (Intentionally Omitted).” m. Section 5.1. Section 5.1 shall be amended and restated as follows: “5.1 Diligence. During the Term, Newsoara shall, directly or through its Affiliates or Sublicensees, use Commercially Reasonable Efforts to (a) Develop and Commercialize at least one Product in two (2) Indications in the Field in each of the following two (2) territories: (i) Mainland China and (ii) the US and one major market country in the EU. In addition, and without limiting the foregoing, Newsoara shall perform the obligation set forth in Section 5.3.” n. Section 5.2(a). Section 5.2(a) shall be amended and restated as follows: “(a) (Intentionally Omitted)” o. Section 6.3(a). Section 6.3(a) shall be amended and restated in its entirety to read as follows: “(a) Newsoara shall pay to vTv the non-refundable, non-creditable, one-time payments set forth below after the earliest date on which the corresponding milestone event set forth below is achieved by Newsoara or any of its Affiliates or Sublicensees with respect to a Compound or Product, as the case may be:

7 US-DOCS\167157721.13 Milestone Event Payment First Disease Indication (i) Filing of a CTA for clinical trials in Mainland China (ii) The earlier of (x) the issuance of a Patent Right Covering HPP737 filed in Mainland China or (y) Initiation of a Phase III Clinical Trial in Mainland China for a first disease Indication* (iii) Initiation of Phase III Clinical Trial in Mainland China for a first disease Indication* (iv) Receipt of Regulatory Approval in Mainland China for a first disease Indication (v) Receipt of (a) Regulatory Approval in the US or (b) Regulatory Approval from EMA for a first disease Indication Second Disease Indication (vi) Initiation of a Phase III Clinical Trial in Mainland China for a second disease Indication (vii) Receipt of Regulatory Approval in Mainland China for a second disease Indication (viii) Receipt of (a) Regulatory Approval in the US or (b) Regulatory Approval from EMA for a second disease Indication Third Disease Indication (ix) Receipt of (a) Regulatory Approval in the US or (b) Regulatory Approval from EMA for a third disease Indication Milestone payments in clauses (ii) and (iii) in the table above are separate payments even though each may be triggered by the same event. Each first disease Indication referenced under clauses (iii), (iv), (v) may be the same or different disease Indication. Each second disease Indication referenced in clauses (vi), (vii), and (viii) may be the same or different disease Indication. Each third disease Indication referenced in clause (ix) may be the same or different disease Indication. p. Section 6.3(c). Section 6.3(c) shall be amended and restated in its entirety to read as follows: “(c) If a later Development milestone event for the same Region and same Indication is achieved prior to the achievement of an earlier Development milestone event for the same Region and same Indication, then all milestone payments due and payable for the earlier Development milestone event, if not previously paid, shall become due and payable simultaneously with the payment for achievement of the subsequent Development milestone event.” q. Section 6.4. Section 6.4 shall be amended and restated in its entirety to read as follows: “6.4 Milestone Payments. In addition to all other amounts payable under this Agreement, Newsoara shall pay to vTv non-refundable, non-creditable, one-time milestone payments based on Net Sales of Products, in the amounts provided below:

8 US-DOCS\167157721.13 Milestone Event Payment (i) The earlier of (X) Aggregate Net Sales of all Products in the Territory (excluding Greater China) first exceeds in a Calendar Year or (Y) Aggregate Net Sales of all Products in Greater China first exceeds in a Calendar Year (ii) The earlier of (X) Aggregate Net Sales of all Products in the Territory (excluding Greater China) first exceeds in a Calendar Year or (Y) Aggregate Net Sales of all Products in Greater China first exceeds in a Calendar Year (iii) The earlier of (X) Aggregate Net Sales of all Products in the Territory (excluding Greater China) first exceeds in a Calendar Year or (Y) Aggregate Net Sales of all Products in Greater China first exceeds in a Calendar Year (iv) Aggregate Net Sales of all Products in the Territory (excluding Greater China) first exceeds in a Calendar Year Each milestone payment set forth in this Section 6.4 shall be paid within the time period specified in Section 6.6 for such payment and shall be paid at most once. If two (2) or more of the milestone events set forth in this Section 6.4 are achieved in the same Calendar Year, such that two (2) or more of such milestone payments become payable in such Calendar Year, then Newsoara shall pay each of such applicable milestone payments within the time period specified in Section 6.6 for each such payments, provided, that, in cases in which two (2) or more of such milestone payments become payable in the same Calendar Year, fifty percent (50%) of the aggregated Net Sales milestone payment amounts for such milestone events may be deferred and paid one year after such milestone events are achieved.” r. Section 6.5(a). Section 6.5(a) shall be amended and restated in its entirety to read as follows: “(a) Royalty Rate. Subject to Section 6.5(b)-(e), Newsoara shall pay to vTv royalties, on a Product-by-Product basis, on Net Sales of Products in the Territory during each Calendar Year during the applicable Royalty Term as follows: Net Sales Thresholds Royalty Rate

9 US-DOCS\167157721.13 For that portion of aggregate Net Sales of Products in the Territory during a Calendar Year less than or equal to For that portion of aggregate Net Sales of Licensed Products in the Territory during a Calendar Year greater than but less than or equal to For that portion of aggregate Net Sales of Licensed Products in the Territory during a Calendar Year greater than By way of example, if annual Net Sales of Product by Newsoara and its Affiliates and Sublicensees in a Calendar Year are , Newsoara will pay vTv a royalty of , comprising on that portion of Net Sales that is less than or equal to ; on that portion of Net Sales that is greater than and less than or equal to ; and on that portion of Net Sales that is in excess of .” s. Section 6.6. Section 6.6 shall be amended and restated in its entirety to read as follows: “6.6 Reports; Payments. Within thirty (30) days (for Greater China) or ninety (90) days (for the Territory other than Greater China) after the end of each Calendar Quarter during which there are Net Sales giving rise to a payment obligation under Section 6.4 or 6.5, Newsoara shall submit to vTv a report identifying, for each Product, the Net Sales for such Product for each Region in the Territory for such Calendar Quarter, any sales milestone and royalty payable to vTv and the basis for any reduction in royalties pursuant to any subsection of Section 6.5. Concurrently with each such report, Newsoara shall pay to vTv all sales milestones and royalties payable by it under Sections 6.4 and 6.5. In addition, within thirty (30) days (for Greater China) or ninety (90) days (for the Territory other than Greater China) after the end of each Calendar Year, Newsoara shall deliver to vTv a report in a form mutually agreeable to both Parties detailing the components of Net Sales on a Product-by-Product and Region-by-Region basis.” t. Section 6.7. Section 6.7 shall be amended and restated in its entirety to read as follows: “6.7 Books and Records; Audit Rights. Newsoara shall keep complete and accurate records of the underlying revenue and expense data relating to the calculations of Net Sales and payments required by Sections 6.4 and 6.5 in accordance with International Financial

10 US-DOCS\167157721.13 Reporting Standards (IFRS) or Generally Accepted Accounting Principles (GAAP). vTv shall have the right, once annually at its own expense, to have an independent, certified public accounting firm, selected by vTv and reasonably acceptable to Newsoara, review any such records of Newsoara in the location(s) where such records are maintained by Newsoara upon reasonable notice (which shall be no less than fourteen (14) days prior notice) and during regular business hours and under obligations of strict confidence, for the sole purpose of verifying the basis and accuracy of payments made under Sections 6.4 and 6.5 within the twenty-four (24) month period preceding the date of the request for review. The report of such accounting firm shall be limited to a certificate stating whether any report made or payment submitted by Newsoara during such period is accurate or inaccurate and the actual amounts of Net Sales, and sales milestones and royalties due, for such period. Newsoara shall receive a copy of each such report concurrently with receipt by vTv. Should such inspection lead to the discovery of a discrepancy to vTv’s detriment, Newsoara shall (i) pay to vTv within five (5) Business Days after its receipt from the accounting firm of the certificate the amount of the underpayment plus (ii) pay to vTv interest calculated in accordance with Section 6.11, provided that, for the purposes of this clause (ii), the underpayment exceeds ten percent (10%) of the total payment owed. vTv shall pay the full cost of the review unless the underpayment of sales milestones or royalties is greater than ten percent (10%) of the amount due for any applicable Calendar Year, in which case Newsoara shall pay the reasonable cost charged by such accounting firm for such review. Any overpayment by Newsoara revealed by an examination shall be fully creditable against future Payments.” u. Section 7.2. Section 7.2 shall be amended and restated in its entirety to read as follows: “7.2 Prosecution and Maintenance of Patent Rights. (a) Prosecution of vTv Patent Rights and Joint Patent Rights. Newsoara shall be responsible for obtaining, prosecuting, and/or maintaining Patent Rights covering Joint Inventions (“Joint Patent Rights”) and vTv Patent Rights on a worldwide basis; provided, however, that Newsoara shall notify vTv in writing within ten (10) Business Days after filing any patent application that falls within the definition of Joint Patent Rights or vTv Patent Rights. The out-of-pocket costs and expenses incurred to obtain, prosecute and maintain Joint Patent Rights and vTv Patent Rights shall be borne one-hundred percent (100%) by Newsoara. Newsoara shall notify vTv at least ninety (90) days prior to the earliest deadline for entering into national phase with respect to any Patent Cooperation Treaty (PCT) application included in the Joint Patent Rights and vTv Patent Rights. Newsoara shall keep vTv informed of the status of all pending Joint Patent Rights and vTv Patent Rights. Newsoara, its agents and attorneys shall consider all comments of vTv regarding any aspect of such patent prosecutions in good faith. vTv shall promptly provide appropriate documents to allow Newsoara to prosecute and/or maintain Joint Patents and vTv Patents. Newsoara shall not abandon any Joint Patent Rights (the “Abandoned Joint Patents”) or any vTv Patent Rights (the “Abandoned vTv Patents”) in any country or territory without at least ninety (90) days’ prior notice to vTv. If Newsoara decides to

11 US-DOCS\167157721.13 abandon any Joint Patent Rights or any vTv Patent Rights or refuses to pay due expense for the Joint Patent Rights or the vTv Patent Rights, vTv shall have the option, at its sole expense, to continue to prosecute and maintain the Abandoned Joint Patents or Abandoned vTv Patents, at vTv’s expense, by providing written notice to Newsoara. Upon vTv’s exercise of such option, Newsoara shall promptly provide vTv with the appropriate documents to allow vTv to continue to prosecute or maintain such Abandoned Joint Patents or such vTv Patent Rights. (b) Prosecution of Newsoara Patent Rights. Newsoara has the sole right, but not the responsibility, to obtain, prosecute and/or maintain the Newsoara Patent Rights. The expenses incurred to draft an application included in Newsoara Patent Rights, to file and prosecute the Patent Cooperation Treaty (PCT) application included in Newsoara Patent Rights before the national phase deadline, and to obtain, prosecute and maintain Newsoara Patent Rights shall be borne one hundred percent (100%) by Newsoara.” v. Section 7.3(c). Section 7.3(c) shall be amended and restated as follows: “(c) Step-In Right. If Newsoara does not initiate a suit or take other appropriate action that it has the initial right to initiate or take with respect to an Infringement Claim pursuant to Section 7.3(b), then vTv may, in its discretion, provide Newsoara with notice of vTv’s intent to initiate a suit or take other appropriate action. If vTv provides such notice and Newsoara does not initiate a suit or take such other appropriate action within sixty (60) days after receipt of such notice from vTv, then vTv shall have the right to initiate a suit or take other appropriate action that it believes is reasonably required to protect the vTv Intellectual Property. Any suit by vTv shall be either in the name of vTv or its Affiliate, the name of Newsoara or its Affiliate, or jointly by Newsoara, vTv and their respective Affiliates, as may be required by the Law of the forum. For this purpose, Newsoara shall execute such legal papers and cooperate in the prosecution of such suit as may be reasonably requested by vTv; provided that vTv shall promptly reimburse all out-of-pocket expenses (including reasonable counsel fees and expenses) actually incurred by Newsoara in connection with such cooperation.” w. Section 7.9(b)(ii). Section 7.9(b)(ii) shall be amended and restated as follows: “(ii) (Intentionally Omitted).” x. Section 8.1. Section 8.1 shall be amended and restated as follows: “8.1 Treatment of Confidential Information. During the Term and for five (5) years thereafter, each Party shall maintain Confidential Information (as defined in Section 8.2) of the other Party in confidence, and shall not disclose, divulge or otherwise communicate such Confidential Information to others (except for agents, directors, officers, employees, consultants, subcontractors, Affiliates, advisors, investors, licensees, sublicensees, partners and potential licensees, sublicensees, investors and partners (collectively, “Agents”) under obligations of confidentiality) or use it for any purpose other than in connection with the

12 US-DOCS\167157721.13 Development or Commercialization of Compounds or Products pursuant to this Agreement, and each Party shall exercise Commercially Reasonable Efforts to prevent and restrain the unauthorized disclosure of such Confidential Information by any of its Agents, which efforts shall be at least as diligent as those generally used by such Party in protecting its own confidential and proprietary information. Each Party will be responsible for a breach of this ARTICLE VIII by its Agents. For clarity, Newsoara may disclose Confidential Information of vTv (a) to Governmental Authorities (i) to the extent desirable to obtain or maintain INDs or Regulatory Approvals for any Compound or Product within the Territory and (ii) in order to respond to inquiries, requests or investigations by Governmental Authorities; (b) to Agents, scientific advisory boards, managed care organizations, and non-clinical and clinical investigators to the extent necessary to Develop or Commercialize any Compound or Product; (c) to the extent useful to Develop or Commercialize any Compound or Product; and (d) to the extent necessary or useful in order to enjoy its rights under this Agreement (including to defend or prosecute litigation); provided that Newsoara shall obtain the same confidentiality obligations from any Third Parties to which it discloses the Confidential Information of vTv as it obtains with respect to its own similar types of confidential information. y. Section 8.3. Section 8.3 shall be amended and restated in its entirety to read as follows: “8.3 Publications. The Parties recognize the desirability of publishing and publicly disclosing the results of clinical trials of pharmaceutical products. Accordingly, subject to coordination through designated representatives of each Party, Newsoara shall be free to publicly disclose (including through articles in scientific or medical journals or presentations) the results of clinical trials involving Compounds or Products arising out of this Agreement (“Publication”) in a manner consistent with all Laws applicable to Newsoara and best industry practices. If Newsoara intends to publish or present any such Publication, articles in scientific or medical journals or to make presentations of the results of clinical trials involving Compounds or Products arising out of this Agreement, then Newsoara shall provide vTv with notice of such Publication within thirty (30) days after such Publication, along with a copy thereof. For clarity, vTv shall have no right to make any Publications without the prior written consent of Newsoara.” z. Section 8.4. Section 8.4 shall be amended and restated in its entirety to read as follows: “8.4 Press Releases and Other Disclosures. The Parties hereby each approve the form of the press release set forth in Schedule 8.4 and will cooperate in the release thereof as soon as practicable after the Effective Date. The Parties also recognize that each Party may from time to time desire to issue additional press releases and make other public statements or disclosures regarding the terms and conditions of this Agreement. In such event, the Party desiring to issue such additional press release or make such public statement or disclosure shall provide the other Party with a copy of the proposed press release, statement or disclosure for review and approval in advance (except that neither Party shall have any right to disclose Confidential Information except to the extent required or permitted

13 US-DOCS\167157721.13 pursuant to this ARTICLE VIII). No other public statement or disclosure concerning the existence or terms of this Agreement shall be made, either directly or indirectly, by either Party, without first obtaining the written approval of the other Party. Once any public statement or disclosure has been approved in accordance with this Section 8.4, then either Party may appropriately communicate information contained in such permitted statement or disclosure. Notwithstanding the foregoing provisions of this Section 8.4, Schedule 8.4, or of this ARTICLE VIII, a Party may (a) disclose the existence and terms of this Agreement where required, as reasonably determined by the disclosing Party, by applicable Law, by applicable stock exchange regulation or by order or other ruling of a competent court, (b) disclose the existence and terms of this Agreement under obligations of confidentiality to agents, advisors, contractors, investors and acquirors, and to potential agents, advisors, contractors, investors and acquirors, provided that such announcements do not entail disclosure of non-public technical or scientific information (which, for clarity, excludes clinical trial results that are subject to disclosure pursuant to Section 8.3) and the announcing Party provides the other Party with a copy of the proposed text of such announcement sufficiently in advance of the scheduled release or publication thereof to afford such other Party a reasonable opportunity to review and comment upon the proposed text. Notwithstanding anything to the contrary hereunder, vTv has the right to publicly disclose (in written, oral, or other form) the achievement of milestone events under this Agreement (including the amount, payment and timing of any corresponding milestone payments). To the extent a Party determines in good faith that it is required by applicable Law to publicly file, register or notify this Agreement with a Governmental Authority, including public filings pursuant to securities Laws, it shall provide the proposed redacted form of the Agreement to the other Party a reasonable amount of time prior to filing for the other Party to review such draft and propose changes to such proposed redactions. The Party making such filing, registration or notification shall incorporate any proposed changes timely requested by the other Party, absent a substantial reason to the contrary, and shall use commercially reasonable efforts to seek confidential treatment for any terms that the other Party timely requests be kept confidential, to the extent such confidential treatment is reasonably available consistent with applicable Law. Each Party shall be responsible for its own legal and other external costs in connection with any such filing, registration or notification.” aa. Section 11.2. Section 11.2 shall be amended and restated in its entirety to read as follows: “11.2 Termination for Convenience. Newsoara shall have the right upon ninety (90) days prior written notice to vTv to terminate this Agreement on a Region-by-Region and Product-by- Product basis for any reason.” bb. Section 11.5(d). Section 11.5(d) shall be amended and restated in its entirety to read as follows:

14 US-DOCS\167157721.13 “(d) License Grant. At vTv’s option, to be exercised no later than thirty (30) days after the effective date of termination, Newsoara shall grant to vTv an exclusive, fully paid up, non- royalty-bearing, irrevocable, perpetual license to vTv, with the right to sublicense, under the Newsoara Patent Rights, Newsoara Know-How and Newsoara’s interest in the Joint Intellectual Property solely to make, have made, use, sell, offer for sale and import Compounds and Products in the Field that were Developed or Commercialized prior to the effective date of termination; provided that (i) for purposes of such license, Products shall exclude Newsoara Patent Rights and Newsoara Know-How that are specific to an Other API in any Combination Product, unless the Parties agree to separate economic and other terms and conditions governing vTv’s rights and obligations (including all required payments) for the Other APIs in such Combination Product, and (ii) with respect to any Newsoara Patent Rights or Newsoara Know-How that Newsoara acquired from a Third Party (by license or otherwise), Newsoara shall only be required to grant to vTv a license to such Newsoara Patent Rights or Newsoara Know-How to the extent permitted under its agreement with such Third Party, and vTv shall pay Newsoara or such Third Party, as determined by Newsoara, any payment due to such Third Party relating to the Compounds and Products; provided further that vTv shall execute such documentation reasonably satisfactory to Newsoara to effectuate such agreement; and vTv shall have the same enforcement rights with respect to any Newsoara Patent Rights that exclusively Cover Products that are licensed to vTv pursuant to this Section 11.5(d) as Newsoara has with respect to Infringement Claims pursuant to Section 7.3, provided that any enforcement of Newsoara Patent Rights or Joint Patent Rights that Cover subject matter other than such Products shall be performed by vTv with the consultation and prior agreement of Newsoara. cc. Section 11.9. The following new Section 11.9 shall be added to Article 11 immediately following Section 11.8 therein: “11.9 Survival of Sublicenses. Except in connection with a termination pursuant to Section 11.2, notwithstanding anything to the contrary, this Section 11.9 shall survive the termination of this Agreement and no termination of this Agreement shall be construed as a termination of any sublicense granted to a Major Biopharma Sublicensee or cAMPfield Therapeutics, Inc. (“cAMPfield”) (or its acquiror or permitted assignee), and thereafter each such Major Biopharma Sublicensee or cAMPfield (or its acquiror or permitted assignee), as applicable, shall automatically become a direct licensee of vTv in the applicable territory and within the scope so licensed, subject to the applicable terms of this Agreement, provided that: (a) such Major Biopharma Sublicensee or cAMPfield (or its acquiror or permitted assignee), as applicable, is then in full compliance with all terms and conditions of its sublicense; (b) such Major Biopharma Sublicensee or cAMPfield (or its acquiror or permitted assignee), as applicable, agrees in writing to assume all applicable obligations of Newsoara under this Agreement, taking into consideration any differences in scope or territory between this Agreement and the applicable sublicense; (c) vTv shall have no obligations under such sublicense beyond vTv’s obligations expressly set out in this Agreement, and (d) with respect to the vTv Intellectual Property and any vTv

15 US-DOCS\167157721.13 Compound and Product that utilizes or is covered by any such vTv Intellectual Property, vTv shall have the sole right to exercise the rights allocated to Newsoara under the sublicense agreement between Newsoara and the Major Biopharma Sublicensee or cAMPfield (or its acquiror or permitted assignee), as the case may be (e.g., with respect to publications or prosecution or enforcement with respect to vTv Patent Rights). As used herein, “Major Biopharma Sublicensee” means a Sublicensee, if the Sublicensee is headquartered in Mainland China, that is a Third Party and is within the top fifty (50) largest biopharmaceutical companies in Mainland China (including wholly-owned subsidiaries of the top fifty (50) largest biopharmaceutical companies even if such subsidiary by itself would not fall within the top fifty (50) largest biopharmaceutical companies in Mainland China, as measured by such Third Party’s market capitalization based on the closing share price on the last Business Day of the immediately preceding Calendar Year or, if not publicly traded, as measured by revenues. If the Sublicensee is not headquartered in Mainland China, then “Major Biopharma Sublicensee” means a Sublicensee that is a Third Party and is within the top thirty (30) largest biopharmaceutical companies in the Region in which such Third Party is headquartered (including wholly- owned subsidiaries of the top thirty (30) largest biopharmaceutical companies in the Region even if such subsidiary by itself would not fall within the top thirty (30) largest biopharmaceutical companies in the Region), as measured by such Third Party’s market capitalization based on the closing share price on the last Business Day of the immediately preceding Calendar Year or, if not publicly traded, as measured by revenues.” dd. Section 12.8. The following provision shall be added to the end of Section 12.8 therein: “12.8 Notwithstanding any provision to the contrary in this Agreement, on and following a Change of Control of a Party or its Affiliate, any and all intellectual property or proprietary subject matter that are: (a) as of the effective date of such Change of Control, owned, controlled or licensed by a Third Party Acquiror; or (b) following the effective time of such Change of Control, first owned, controlled, acquired, developed or generated by a Third Party Acquiror independent of activities conducted under this Agreement; in each case ((a) and (b)), that are not utilized or exploited in such Party’s exploitation of the Product shall be excluded from the vTv Intellectual Property (in the case of a Change of Control of vTv) and Newsoara Patent Rights, and Newsoara Know-How (in the case of a Change of Control of Newsoara) and the rights and licenses granted to the other Party under this Agreement. 3. Constituted Transfer of Know-How. During the three (3) month period after the Amendment No. 2 Effective Date, if there is any vTv Know-How that has not been transferred to Newsoara by vTv, then vTv shall promptly transfer such vTv Know-How to Newsoara and shall provide Newsoara reasonable assistance in transitioning vTv Know-How to Newsoara at no additional cost other than reimbursement of vTv’s reasonable related out-of-pocket expenses. 4. Representations. vTv hereby represents and warrants as of the Amendment No. 2 Effective Date, all of the representations in Section 9.1(a), 9.1(b), 9.1(c), 9.1(d) (solely with regard to the

16 US-DOCS\167157721.13 newly-added Territory), 9.1(f) (third sentence and solely with regard to the newly-added Territory), 9.1(g), and 9.1(h) are still correct (where each reference to Effective Date is replaced with Amendment No. 2 Effective Date). Newsoara hereby represents and warrants as of the Amendment No. 2 Effective Date, all of the representations in Section 9.2 are still correct (where reference to Effective Date is replaced with Amendment No. 2 Effective Date). 5. JDC. The JDC is hereby dissolved and shall have no further existence or obligations under the Agreement. The Alliance Managers shall be the contact persons for the exchange of information relating to Development of Products in the Field between the Parties. 6. Safety Agreement. The Pharmacovigilance Agreement between Parties dated 16th day of June 2021 shall be terminated upon transfer of the U.S. IND for the Product to Newsoara. 7. Defined Terms. Capitalized terms used in this Amendment No. 2 and not defined herein shall have the respective meanings ascribed to them in the Agreement. 8. Counterparts. This Amendment No. 2 may be executed in one or more counterparts by original or facsimile signature, each of which shall be deemed to be an original, and all of which shall constitute one and the same instrument. 9. Effect. As amended by this Amendment No. 2, the Agreement remains in full force and effect. 10. Governing Law. This Amendment No. 2 shall be governed by and interpreted in accordance with the internal laws of the State of New York, USA, without regard to its conflicts of laws rules. [Signature page follows]

IN WITNESS WHEREOF, the Parties have signed this Amendment No. 2 as of the date written below. VTV THERAPEUTICS LLC Signature: Name: ________________________ Title: ________________________ Date: ________________________ NEWSOARA BIOPHARMA CO., LTD. Signature: Name: ________________________ Title: ________________________ Date: ________________________ Rich Nelson EVP, Chief Business Officer January 30, 2026

Confidential IN WITNESS WHEREOF, the Parties have signed this Amendment No. 2 as of the date written below. VTV THERAPEUTICS LLC Signature: Name: ________________________ Title: ________________________ Date: ________________________ NEWSOARA BIOPHARMA CO., LTD. Signature: Name: ________________________ Title: ________________________ Date: ________________________ Benny Li January 29, 2026 CEO